EXHIBIT 99.1

Press Release Issued by GrowCo, Inc. and Two Rivers Water & Farming Company

January 20, 2015

GrowCo Completes Financing for Initial Marijuana Greenhouse

Computer Controlled Facilities Designed to Provide Enhanced THC and CBD Control

DENVER, Colorado – January 20, 2015 – GrowCo, Inc. (“GrowCo”), a subsidiary of Two Rivers Water & Farming Company (OTCQB: TURV) (“Two Rivers”), announced today that it has completed a $4.4 million equity financing.  Proceeds from the financing will be used to acquire land and water, and fund the construction of a fully equipped greenhouse in Colorado that has been leased to a Colorado-licensed marijuana grower.

The private placement consisted of units comprised of preferred membership interests in GrowCo Partners 1, LLC (“GCP 1”) and warrants to purchase common stock of GrowCo.  The GCP 1 preferred membership interests contemplate a 12% yield and 50% of the economic interests in GCP 1.  Investors have certain rights to exchange their acquired securities for common stock of either GrowCo or Two Rivers.

TR Capital Partners, LLC (“TRCP”), a wholly owned subsidiary of Two Rivers, acquired 26.54% of the units sold in the private placement, in exchange for cancellation of $1.1 million in start-up financing.  TRCP also owns the other 50% economic interest in GCP 1, thereby effectively providing Two Rivers with a 63.27% net profits interest in the rental income of the greenhouse.

Two Rivers founded GrowCo in 2014 and issued 20,000,000 founder’s shares of GrowCo common stock to Two Rivers.  Two Rivers then distributed 10,000,000 of those shares to TRCP and agreed to deposit the other 10,000,000 shares in an irrevocable trust, for distribution, when registered, in installments of 2,500,000 to persons who were Two Rivers’ shareholders of record as of January 1, 2015, April 1, 2015, July 1, 2015 and October 1, 2015. GrowCo has no other shares outstanding and no debt at this time.  GrowCo has issued warrants to purchase shares of GrowCo common stock to GCP 1 preferred members and expects to issue additional warrants to investors in subsequent financings of GrowCo greenhouses.

GrowCo expects to complete construction of the GCP 1 greenhouse by May 2015.  The greenhouse is designed to have 90,000 square feet of growing space and 15,000 square feet of warehouse and processing space.  The primary focus of the greenhouse facility will be to grow marijuana from which oils and other byproducts can be extracted and used for marijuana-infused products.

GrowCo is targeting the construction, through other subsidiaries, of three additional greenhouse facilities in Colorado in 2015.  GrowCo, through its subsidiaries, combines proprietary greenhouse technology with the water, land and capital to build state of the art greenhouse facilities for licensed marijuana growers.  GrowCo greenhouses can be built in any state that permits the legal growing of marijuana.

GrowCo greenhouses significantly increase yield and lower costs compared to a converted warehouse.  Converted warehouses are artificial growing environments that provide less than optimal growing conditions for marijuana. Currently, 95% of the marijuana grown in Colorado is grown in converted warehouses, probably as a result of the limited legacy skill set of growers when marijuana was first legalized.

GrowCo greenhouses use proprietary technology, which allows significantly higher diffused UV-B light spectrum to reach the entire plant rather than just the tops of plants, as is generally the case in a converted warehouse.  As a result, GrowCo greenhouses are designed to produce significantly more tetrahydrocannabinol (“THC”), the psychoactive ingredient, and Cannabidiol (“CBD”), the non-psychoactive ingredient, in marijuana.

The UV-B technology, when combined with automated environmental computer controls, is expected to enable growers to achieve a more precise, measured and controlled level of THC and CBD potency, which improves the quality and safety of products.  GrowCo greenhouses are designed to enable the canopy of plants to reach heights between 10 and 12 feet and to produce substantially more of a higher quality usable product throughout the entire body of the plant than is produced in a converted warehouse.

About GrowCo

GrowCo was formed for the purpose of constructing state-of-the-art computer-controlled greenhouses for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure, growing materials and consulting services for licensed marijuana tenants.

About Two Rivers

Two Rivers is building a new water paradigm for the arid regions of the southwestern United States.  Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights because 85% of water rights in the arid southwest are owned by agricultural interests.  Two Rivers transforms the value of its water rights and farmland by continually developing operations that generate higher revenues and better profit margins.  Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado, which generates six times more revenue with better profit margins.  In December 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.  Two Rivers also develops Metropolitan Districts to serve under served communities in rural areas in which Two Rivers’ farmland and water rights are located.

Forward-Looking Statements

This news release contain “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Kirsty Cameron

GrowCo, Inc.(303) 222-1000 ext.103mailto:info@trgrowco.com

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